                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                         Staten Island Bancorp, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[Letterhead Logo]

                                                                  March 30, 1998

Dear Stockholder:

     You are cordially invited to attend the first Annual Meeting of Stockholders of Staten Island Bancorp, Inc. The meeting will be held at the Excelsior Grand, located at 2380 Hylan Boulevard, Staten Island, New York, on Thursday, April 30, 1998 at 10:00 a.m., Eastern Time. The matters to be considered by stockholders at the Annual Meeting are described in the accompanying materials.

     It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to mark, sign, and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     FOR THE REASONS SET FORTH IN THE PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH MATTER TO BE CONSIDERED.

     Your continued support of and interest in Staten Island Bancorp, Inc. are sincerely appreciated.

                                          Sincerely,

                                          /s/ Harry Doherty

                                          Harry P. Doherty
                                          Chairman of the Board
                                           and Chief Executive Officer

                          STATEN ISLAND BANCORP, INC.
                                15 BEACH STREET
                         STATEN ISLAND, NEW YORK 10304
                                 (718) 447-7900
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 30, 1998
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Staten Island Bancorp, Inc. (the "Company") will be held at the Excelsior Grand, located at 2380 Hylan Boulevard, Staten Island, New York, on Thursday, April 30, 1998 at 10:00 a.m., Eastern Time, for the following purposes, all of which are more completely set forth in the accompanying Proxy
Statement:

          (1) To elect four (4) directors for a three-year term or until their successors are elected and qualified;

          (2) To ratify the appointment by the Board of Directors of Arthur Andersen L.L.P. as the Company's independent auditors for the fiscal year ending December 31, 1998; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof. Management is not aware of any other such business.

     The Board of Directors has fixed March 20, 1998 as the voting record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only those stockholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Patricia J. Villani
                                          Patricia J. Villani
                                          Corporate Secretary

Staten Island, New York
March 30, 1998

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                          STATEN ISLAND BANCORP, INC.
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 30, 1998

     This Proxy Statement is furnished to holders of common stock, $.01 par value per share ("Common Stock"), of Staten Island Bancorp, Inc. (the "Company"), the Delaware-chartered thrift holding company for Staten Island Savings Bank (the "Savings Bank"). The Company acquired all of the Savings Bank's common stock issued in connection with the conversion of the Savings Bank from mutual to stock form in December, 1997 (the "Conversion"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Stockholders ("Annual Meeting") to be held at the Excelsior Grand, located at 2380 Hylan Boulevard, Staten Island, New York, on Thursday, April 30, 1998 at 10:00 a.m., Eastern Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement is first being mailed to stockholders on or about March 30, 1998.

     The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted FOR the matters described below and upon the transaction of such other business as may properly come before the meeting in accordance with the best judgment of the persons appointed as proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company written notice thereof (Patricia J. Villani, Corporate Secretary, Staten Island Bancorp, Inc., 15 Beach Street, Staten Island, New York 10304); (ii) submitting a duly-executed proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                     VOTING

     Only stockholders of record at the close of business on March 20, 1998 ("Voting Record Date") will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 45,130,312 shares of Common Stock outstanding and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting. Directors are elected by a plurality of the votes cast with a quorum present. The four persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Company. Abstentions are considered in determining the presence of a quorum and will not affect the vote required for the election of directors. The affirmative vote of the holders of a majority of the total votes present in person or by proxy is required to ratify the appointment of the independent auditors. Abstentions will not be counted as votes cast, and accordingly will have no effect on the voting of this proposal. Under rules of the New York Stock Exchange ("NYSE"), all of the proposals for consideration at the Annual Meeting are considered "discretionary" items upon which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Thus, there are no proposals to be considered at the Annual Meeting which are considered "non-discretionary" and for which there will be "broker non-votes."

               INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
                  CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     The Bylaws of the Company presently authorize 10 directors. The Certificate of Incorporation of the Company provides that the Board of Directors of the Company shall be divided into three classes as nearly equal in number as possible, with one class to be elected annually. Stockholders of the Company are not permitted to cumulate their votes for the election of directors.

     No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption, and each of the nominees currently serve as a director of the Company.

     Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of the nominees for director listed below. If the person or persons named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies will nominate and vote for one or more replacement nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following tables present information concerning the nominees for director of the Company and each director whose term continues.

           NOMINEES FOR DIRECTOR FOR THREE-YEAR TERM EXPIRING IN 2001

                                                                        DIRECTOR
                     NAME AND POSITION                        AGE(1)    SINCE(2)
                     -----------------                        ------    --------
Charles J. Bartels..........................................  74          1964
  Director
James R. Coyle..............................................  51          1990
  Director, President and Chief Operating Officer
John R. Morris..............................................  59          1986
  Director
Kenneth W. Nelson...........................................  75          1977
  Director

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES FOR DIRECTOR.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

                                                                        DIRECTOR
                     NAME AND POSITION                        AGE(1)    SINCE(2)
                     -----------------                        ------    --------
Harold Banks................................................  74        1983
  Director
Denis P. Kelleher...........................................  59        1988
  Director
Julius Mehrberg.............................................  68        1996
  Director

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

                                                                        DIRECTOR
                     NAME AND POSITION                        AGE(1)    SINCE(2)
                     -----------------                        ------    --------
Harry P. Doherty............................................  55        1989
  Chairman of the Board and Chief Executive Officer
William G. Horn.............................................  74        1968
  Director
William E. O'Mara...........................................  67        1994
  Director

---------------
(1) At March 20, 1998.

(2) Includes service as a director of the Savings Bank.

     Information concerning the principal position with the Company and the Savings Bank and principal occupation of each nominee for director and members of the Board continuing in office during the past five years is set forth below.

     Harold Banks. Mr. Banks is a cemetarian and has been Executive Director, Secretary and Treasurer of Ocean View The Cemetery Beautiful, Staten Island, New York, since 1979. Mr. Banks also serves on the Boards of the Elmweir Cemetery Association and Mt. Zion Cemetery.

     Charles J. Bartels. Mr. Bartels is President and Chief Executive Officer of Bartels & Eleford, Inc., a real estate appraisal firm located in Staten Island, New York.

     James R. Coyle. Mr. Coyle has served as President and Chief Operating Officer of the Savings Bank since June 1990 and of the Company since its inception. Previously, Mr. Coyle served as Executive Vice President from 1987 to 1990 and as Chief Financial Officer from 1989 to 1990. Mr. Coyle has been employed by the Savings Bank since 1970. Mr. Coyle is a member of the Board of the Center for Financial Studies, Fairfield, Connecticut, and is a member of Community Bankers Association of New York State ("CBANYS").

     Harry P. Doherty. Mr. Doherty has served as Chairman of the Board and Chief Executive Officer of the Savings Bank since May 1990 and of the Company since its inception. Previously, Mr. Doherty served as President and Chief Operating Officer from 1989 to 1990 and Executive Vice President from 1987 to 1989. Mr. Doherty has been employed by the Savings Bank since 1966. Mr. Doherty serves as a director of the Institutional Investors Capital Appreciation Mutual Fund as well as the MSB Fund. Mr. Doherty serves as a director of both CBANYS and America's Community Bankers.

     William G. Horn. Mr. Horn is currently retired. Previously, Mr. Horn was a Senior Account Agent for the Allstate Insurance Company.

     Denis P. Kelleher. Mr. Kelleher is Chief Executive Officer of Wall Street Access (formerly Wall Street Investors Services), a financial services company and member firm of the NYSE, located in New York City. Mr. Kelleher also serves as a director of the Irish Investment Fund, a closed end investment company listed on the NYSE having a main investment focus in Irish-based securities.

     Julius Mehrberg. Mr. Mehrberg is a principal and partner in various real estate development and management companies, primarily Fingerboard Estates Corp., located in Staten Island, New York.

     John R. Morris. Mr. Morris retired from Merrill Lynch in May 1997 where he served as a Vice President of the Capital Markets and Private Client groups. Mr. Morris has over 35 years of experience in the financial services area. Mr. Morris currently is a private investor and is self-employed as a consultant.

     Kenneth W. Nelson. Mr. Nelson is Chairman, President and Chief Executive Officer of Tech Products, Inc., a manufacturing and marketing company located in Staten Island, New York. Mr. Nelson is also Chairman of Methods Research Corp., an importing and marketing company located in Farmingdale, New Jersey, and Chairman, President and Chief Executive Officer of Carey Realty Corp., a real estate holding company located in Staten Island, New York. Mr. Nelson also serves as a director of American Centurion

Life Assurance Co., a subsidiary of American Express Insurance and Annuities, and of First Fortis Life Insurance Company, a subsidiary of Fortis, Inc. Insurance and Annuities.

     William E. O'Mara. Mr. O'Mara is an employee with the firm of Wohl and O'Mara, civil engineers and land surveyors, located in Staten Island, New York. Prior to January 2, 1998, he served as a partner in the firm.

STOCKHOLDER NOMINATIONS

     Article IV, Section 4.15 of the Company's Bylaws ("Bylaws") governs nominations for election to the Board of Directors and requires all such nominations, other than those made by the Board of Directors or committee appointed by the Board, to be made at a meeting of stockholders called for the election of directors, and only by a stockholder who has complied with the notice provisions in that section. Stockholder nominations must be made pursuant to timely notice in writing to the Secretary of the Company. Generally, to be timely, a stockholder's notice must be delivered to, or mailed, postage prepaid, to the principal executive offices of the Company not later than 120 days prior to the anniversary date of the mailing of proxy materials by the Company in connection with the immediately preceding annual meeting of stockholders of the Company. Each written notice of a stockholder nomination is required to set forth certain information specified in the Bylaws. Because this is the first Annual Meeting, any such nomination by a stockholder must have been delivered or received no later than the close of business on January 2, 1998. No such nominations by stockholders were received.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES OF THE COMPANY AND THE SAVINGS BANK

     Regular meetings of the Board of Directors of the Company are held as necessary. Since its organization in July 1997 and through the year ended December 31, 1997, the Board of Directors of the Company met six times. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he or she served that were held during this period. The entire Board of Directors of the Company acts as a Nominating Committee. The Board of Directors of the Company has established the following committees:

     Audit Committee. The Audit Committee of the Company recommends independent auditors to the Board annually and reviews the Company's financial statements and the scope and results of the audit performed by the Company's independent auditors and the Company's system of internal control with management and such independent auditors and reviews regulatory examination reports. The Audit Committee, which is comprised of Messrs. Morris (Chairman), Horn, Kelleher and O'Mara met twice during 1997.

     Compensation Committee. The Compensation Review Committee of the Company reviews and recommends compensation and benefits for the Company employees. The Committee, which is comprised of Messrs. Horn (Chairman), Bartels, Morris, Doherty and Coyle, met once during 1997.

     The Board of Directors of the Savings Bank meets on a monthly basis and may have additional special meetings. During the year ended December 31, 1997, the Board of Directors of the Savings Bank met 16 times. The Board of Directors of the Savings Bank has established eight committees, including an Executive Committee, Compensation Committee, Investment Committee, Loan Review and Loan Real Estate Investment Committee. No director attended fewer than 75% of the total number of Board meetings or committee meetings on which he served that were held during this period.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     Set forth below is information concerning the executive officers of the Company and the Savings Bank who do not serve on the Board of Directors of the Company. All executive officers are elected by the Board of Directors and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of the Company by blood, marriage or adoption, and there are no arrangements or understandings between a director of the Company and any other person pursuant to which such person was elected an executive officer.

     John P. Brady. Age 46 years. Mr. Brady has served as Executive Vice President and Chief Lending Officer of the Savings Bank since May 1987. Mr. Brady has been employed by the Savings Bank since 1982 and previously served as Vice President and mortgage officer and as the Community Reinvestment Act officer for the Savings Bank.

     Frank J. Besignano. Age 43 years. Mr. Besignano has served as Senior Vice President of the Savings Bank for Marketing, Business Development and Compliance since May 1991. Mr. Besignano has been employed by the Savings Bank since 1982 and previously served as Vice President and marketing officer since 1987.

     Edward J. Klingele. Age 45 years. Mr. Klingele has served as Senior Vice President and Chief Financial Officer of the Savings Bank since May 1990 and of the Company since its inception. Mr. Klingele has been employed by the Savings Bank since 1976 and previously served as Controller of the Savings Bank from 1984 to 1990.

     Deborah Pagano. Age 43 years. Ms. Pagano has served as Senior Vice President -- Branch Administration for the Savings Bank since May 1989. Ms. Pagano has been employed by the Savings Bank since 1976 and previously served as Vice President of the Savings Bank from 1984 to 1989.

     Donald C. Fleming. Age 49 years. Mr. Fleming has served as Senior Vice President of the Savings Bank for Strategic Planning and Technical Services since January 1997. Previously, Mr. Fleming served as Director, Executive Vice President and Chief Financial Officer of North Side Savings Bank, Floral Park, New York, from 1988 to 1996.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the NYSE. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. The Company knows of no person who owns 10% or more of the Company's Common Stock.

     Based solely on review of the copies of such forms furnished to the Company, or written representations from its officers and directors, the Company believes that with respect to the year ended December 31, 1997, the Company's officers and directors satisfied the reporting requirements promulgated under
Section 16(a) of the 1934 Act.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                  BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Voting Record Date, certain information as to the Common Stock beneficially owned by (i) each person or entity, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), who or which was known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock, (ii) the directors of the Company, (iii) those executive officers of the Company and the Savings Bank whose salary and bonus exceeded $100,000 in 1997; and (iv) all directors and executive officers of the Company and the Savings Bank as a group.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
                NAME OF BENEFICIAL OWNER OR                    OWNERSHIP AS OF      PERCENT OF
                 NUMBER OF PERSONS IN GROUP                   MARCH 20, 1998(1)    COMMON STOCK
                ---------------------------                   -----------------    ------------
Staten Island Bancorp, Inc..................................      3,438,500            7.62%
Employee Stock Ownership Plan
15 Beach Street
Staten Island, New York 10304

Directors:
Harold Banks................................................         61,066(3)        *
Charles J. Bartels..........................................         18,586(4)        *
James R. Coyle..............................................         54,214(5)        *
Harry P. Doherty............................................         96,106(6)        *
William G. Horn.............................................         12,343(7)        *
Denis P. Kelleher...........................................         17,339(8)        *
Julius Mehrberg.............................................         19,950(9)        *
John R. Morris..............................................         42,000(10)       *
Kenneth W. Nelson...........................................         67,000(11)       *
William E. O'Mara...........................................          4,000           *

Other Senior Executive Officers:
Frank J. Besignano..........................................         35,363(12)       *
John P. Brady...............................................         24,269(13)       *
Donald C. Fleming...........................................         10,000(14)       *
Deborah Pagano..............................................         29,958(15)       *
Edward J. Klingele..........................................         18,268(16)       *

All Directors and Senior Executive Officers of the Company
  and the Savings Bank as a group (15 persons)..............        510,462(2)         1.13%

---------------
  *  Represents less than 1% of the outstanding stock.

 (1) Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of Common Stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

 (2) The Staten Island Bancorp, Inc. Employee Stock Ownership Plan ("ESOP") was established by an agreement between the Company and Messrs. Coyle, Doherty, Horn, Kelleher and O'Mara who act as trustees of the plan ("Trustees"). As of the Voting Record Date, none of the shares held by the ESOP had been allocated to the accounts of participating employees. Under the terms of the ESOP, the Trustees will generally vote the allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares held in the ESOP will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each case to the fiduciary duties of the ESOP trustees and applicable law. Any allocated shares which either abstain on the proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. The amount of Common Stock beneficially owned by directors who serve as Trustees of the ESOP and by all directors and executive officers as a group does not include the unallocated shares held by the ESOP.

 (3) Includes 48,566 shares held by the retirement fund of Ocean View The Cemetery Beautiful, of which Mr. Banks is the Executive Director. Mr. Banks disclaims beneficial ownership with respect to such shares.

 (4) Includes 2,459 shares held by Mrs. Bartels and 1,290 shares held in trust for Mr. Bartel's grandchildren as to which he is custodian.

 (5) Includes 11,824 shares held jointly with Mr. Coyle's spouse, 3,645 shares held by children of Mr. Coyle who reside with him, 36,805 shares held by the Savings Bank's 401(k) Plan and 1,940 shares held by the Directors' Deferred Compensation Plan.

 (6) Includes 36,835 shares held jointly with Mr. Doherty's spouse, 1,750 shares held by children of Mr. Doherty who reside with him, 6,140 shares held by the Directors' Deferred Compensation Plan and 51,381 shares held by the Savings Bank's 401(k) Plan.

 (7) Includes 4,010 shares held by the Directors' Deferred Compensation Plan.

 (8) Includes 1,343 shares held individually by Mr. Kelleher's spouse and 15,996 shares held by the Directors' Deferred Compensation Plan.

 (9) Includes 10,000 shares held individually by Mr. Mehrberg's spouse and 7,950 shares held by the Directors' Deferred Compensation Plan.

(10) All shares held jointly with Mr. Morris's spouse.

(11) Includes 18,000 shares held individually by Mrs. Nelson, 24,000 shares held by Tech Product, Inc. of which Mr. Nelson is a controlling shareholder, and 10,000 shares held by the Margaret M. Nelson Realty Trust for which Mr. Nelson serves as a trustee.

(12) Includes 8,666 shares held jointly with Mr. Besignano's spouse and 26,697 shares held by the Savings Bank's 401(k) Plan.

(13) Includes 23,881 shares held by the Savings Bank's 401(k) Plan.

(14) All shares held jointly with Mr. Fleming's spouse.

(15) Includes 625 shares held by each of the Individual Retirement Accounts of Ms. Pagano and her spouse and 22,837 shares held by the Savings Bank's 401(k) Plan.

(16) Includes 590 shares held jointly with Mr. Klingele's spouse, 5,750 shares held in trust for children of Mr. Klingele who reside with him, 178 shares held by his Individual Retirement Account and 11,750 shares held by the Savings Bank's 401(k) Plan.

SUMMARY COMPENSATION TABLE

     The following table sets forth a summary of certain information concerning the compensation paid by the Savings Bank (including amounts deferred to future periods by the officers) for services rendered in all capacities during the year ended December 31, 1997 to the Chairman and Chief Executive Officer of the Savings Bank and the four other most highly compensated officers of the Savings Bank.

                                           ANNUAL COMPENSATION                LONG TERM COMPENSATION
                                    ----------------------------------   ---------------------------------
                                                                                 AWARDS            PAYOUTS
                                                                         -----------------------   -------
                                                            OTHER                     SECURITIES
         NAME AND                                          ANNUAL        RESTRICTED   UNDERLYING    LTIP        ALL OTHER
    PRINCIPAL POSITION       YEAR    SALARY    BONUS   COMPENSATION(1)     STOCK       OPTIONS     PAYOUTS   COMPENSATION(2)
    ------------------       ----   --------   -----   ---------------   ----------   ----------   -------   ---------------
Harry P. Doherty...........  1997   $504,015    --           --             --           --          --          $50,625
  Chairman and Chief         1996    356,457    --           --             --           --          --           43,500
     Executive Officer
James R. Coyle.............  1997    348,513    --           --             --           --          --           37,236
  President and Chief        1996    275,715    --           --             --           --          --           35,680
     Operating Officer
John P. Brady..............  1997    163,190    --           --             --           --          --           20,973
  Executive Vice President   1996    137,909    --           --             --           --          --           20,500
Deborah Pagano.............  1997    125,852    --           --             --           --          --           19,298
  Senior Vice President      1996    117,394    --           --             --           --          --           18,053
Edward J. Klingele.........  1997    129,473    --           --             --           --          --           16,584
  Senior Vice President      1996    116,833    --           --             --           --          --           15,876

---------------
(1) Does not include amounts attributable to miscellaneous benefits received by the named executive officer. In the opinion of management of the Savings Bank, the costs to the Savings Bank of providing such benefits to the named executive officer during the year ended December 31, 1997 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(2) Consists of the Savings Bank's contributions to the Savings Bank's 401(k) profit sharing plan to the account of the named executive officers, as well as $30,175 and $18,738 allocated to Messrs. Doherty and Coyle, respectively, pursuant to the Savings Bank's Supplemental Executive Retirement Plan ("SERP").

EMPLOYMENT AGREEMENTS

     The Company and the Savings Bank (the "Employers") have entered into employment agreements with each of Messrs. Doherty, Coyle, Brady, Besignano, Klingele and Fleming and Ms. Pagano (the "Senior Executive Officers"). The Employers have agreed to employ the executives for a term of three years, in each case in their current respective positions. Initially, the agreements with the executives are at their current salary levels. The executives' compensation and expenses shall be paid by the Company and the Savings Bank in the same proportion as the time and services actually expended by the Senior Executive Officers on behalf of each respective Employer. With respect to Messrs. Doherty and Coyle, the employment agreements will be reviewed annually, and with respect to the five other Senior Executive Officers, the employment agreements will be reviewed prior to the second anniversary and each anniversary thereafter by the Boards of Directors of the Employers. At such times, the term of the executives' employment agreements shall be extended each year for a successive additional one-year period upon the approval of the Employers' Boards of Directors, unless either party elects, not less than 30 days prior to the annual anniversary date, not to extend the employment term.

     Each of the employment agreements are terminable with or without cause by the Employers. The Senior Executive Officers shall have no right to compensation or other benefits pursuant to the employment agreements for any period after voluntary termination or termination by the Employers for cause. The agreements provide for certain benefits in the event of the executive's death, disability or retirement. In the event that (i) the executive terminates his or her employment because of failure to comply with any material provision of the employment agreement or the Employers change the executive's title or duties or
(ii) the
employment agreement is terminated by the Employers other than for cause, disability, retirement or death or by the executive as a result of certain adverse actions which are taken with respect to the executive's employment following a change in control of the Company, as defined, Messrs. Doherty and Coyle will be entitled to a cash severance amount equal to three times their average annual compensation, as defined, plus an amount to reimburse the executives for certain tax obligations, and the five other Senior Executive Officers will be entitled to a cash severance amount equal to two times their average annual compensation, as defined.

     A change in control is generally defined in the employment agreements to include any change in control of the Company required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of the Company's outstanding voting securities and (ii) a change in a majority of the directors of the Company during any three-year period without the approval of at least two-thirds of the persons who were directors of the Company at the beginning of such period.

     With respect to the employment agreements with the other Senior Executive Officers, each employment agreement provides that, in the event that any of the payments to be made thereunder or otherwise upon termination of employment are deemed to constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then such payments and benefits received thereunder shall be reduced by the amount which is the minimum necessary to result in the payments not exceeding three times the recipient's average annual compensation from the employer which was includable in the recipient's gross income during the most recent five taxable years. Recipients of excess parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes.

     Although the above-described employment agreements could increase the cost of any acquisition of control of the Company, management of the Company does not believe that the terms thereof would have a significant anti-takeover effect. The Company and/or the Savings Bank may determine to enter into similar employment agreements with other officers in the future.

DIRECTOR'S COMPENSATION

     Directors of the Company, except for Messrs. Doherty and Coyle, receive $1,800 per meeting attended of the Board and $1,200 per committee meeting ($600 in the case of the Savings Bank Loan Review Committee) attended. The Chairman of each committee of the Board also receives $1,500 per meeting attended ($750 in the case of the Savings Bank Loan Review Committee). Board fees are subject to periodic adjustment by the Board of Directors.

RETIREMENT PLAN

     The Savings Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the "Retirement Plan") for eligible employees. All salaried employees at least age 21 who have completed at least one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including executive officers named in the Executive Compensation Table above, equal to 2% of the participant's final average compensation (average annual compensation during the 36 consecutive calendar months during the final 120 consecutive calendar months of employment) multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Savings Bank on a actuarial basis and all assets are held in trust by the Retirement Plan trustee.

     The following table illustrates the annual benefit payable upon normal retirement at age 65 (in single life annuity amounts with no offset for Social Security benefits) at various levels of compensation and years of service under the Retirement Plan and the SERP maintained by the Savings Bank.

                                                      YEARS OF SERVICE
                              ----------------------------------------------------------------
REMUNERATION                     15            20            25            30            35
------------                  --------      --------      --------      --------      --------
$125,000....................  $ 37,500      $ 50,000      $ 62,500      $ 75,000      $ 75,000
 150,000....................    45,000        60,000        75,000        90,000        90,000
 175,000....................    52,500        70,000        87,500       105,000       105,000
 200,000....................    60,000        80,000       100,000       120,000       120,000
 225,000....................    67,500        90,000       112,500       135,000       135,000
 250,000....................    75,000       100,000       125,000       150,000       150,000
 300,000....................    90,000       120,000       150,000       180,000       180,000
 400,000....................   120,000       160,000       200,000       240,000       240,000
 450,000....................   135,000       180,000       225,000       270,000       270,000
 500,000....................   150,000       200,000       250,000       300,000       300,000
 550,000....................   165,000       220,000       275,000       330,000       330,000
 600,000....................   180,000       240,000       300,000       360,000       360,000

---------------
(1) The annual retirement benefits shown in the table do not reflect a deduction for Social Security benefits and there are no other offsets to benefits.

(2) For the fiscal year of the Retirement Plan beginning on January 1, 1997, the average final compensation for computing benefits under the Retirement Plan cannot exceed $160,000 (as adjusted for subsequent years pursuant to Code provisions). Benefits in excess of the limitation are provided through the SERP.

(3) For the fiscal year of the Retirement Plan beginning on January 1, 1997, the maximum annual benefit payable under the Retirement Plan cannot exceed $125,000 (as adjusted for subsequent years pursuant to Code provisions).

(4) The maximum years of service credited for benefit purposes is 30 years.

     The following table sets forth the years of credited service and the average annual earnings (as defined above) determined as of December 31, 1997, the end of the 1997 plan year, for each of the individuals named in the Executive Compensation Table.

                                                 YEARS OF CREDITED    AVERAGE ANNUAL
                                                      SERVICE            EARNINGS
                                                 -----------------    --------------
Harry P. Doherty...............................      31 years            $380,000
James R. Coyle.................................      27 years             285,000
John P. Brady..................................      14 years             140,900
Deborah Pagano.................................      21 years             117,067
Edward J. Klingele.............................      21 years             121,400

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Savings Bank has adopted the SERP to provide for eligible employees benefits that would be due under its Retirement Plan and 401(k) Plan if such benefits were not limited under the Code. SERP benefits provided with respect to the Retirement Plan are reflected in the pension table. The Board of Directors of the Savings Bank intends to adopt an amendment to the SERP to provide eligible employees with benefits that would be due under the ESOP if such benefits were not limited under the Code.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     In accordance with applicable federal laws and regulations, the Savings Bank offers mortgage loans to its directors, officers and employees as well as members of their immediate families for the financing of their primary residences and certain other loans. These loans are generally made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features.

     Section 22(h) of the Federal Reserve Act generally provides that any credit extended by a savings institution, such as the Savings Bank, to its executive officers, directors and, to the extent otherwise permitted, principal stockholder(s), or any related interest of the foregoing, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties; unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution and (ii) does not give preference to any director, executive officer or principal stockholder, or certain affiliated interests of either, over other employees of the savings institution, and must not involve more than the normal risk of repayment or present other unfavorable features. Officers and directors receive a discount on their interest rate according to a policy for all employees.

     As of December 31, 1997, with the exception of Messrs. Brady and Klingele, both Savings Bank officers, (who had in the aggregate $71,000 and $159,000, respectively, of first mortgage loans from the Savings Bank as of such date), no director, nominee for director or executive officer of the Savings Bank had aggregate indebtedness to the Savings Bank exceeding $60,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors of the Company and the Savings Bank determines the salaries and bonuses of the Company's and the Savings Bank's Senior Executive Officers. The Committee also reviews and approves the salaries and bonuses for the Savings Bank's other officers and employees as prepared and submitted to the Committee by the Savings Bank's Senior Executive Officers. During 1997, the members of the committee were Messrs. Horn (Chairman), Bartels, Morris, Doherty and Coyle. The Compensation Committee met once during 1997. The report of the Compensation Committee with respect to compensation for the Chief Executive Officer and all other Savings Bank officers and employees for the year ended December 31, 1997 is set forth below:

REPORT OF THE COMPENSATION COMMITTEE

     The purpose of the Committee is to assist the Company and the Savings Bank in attracting and retaining qualified management, motivating executives to achieve performance goals as outlined in the Company's business plan and to ensure that executive compensation is related to and supports the Company's overall objective of enhancing stockholder value.

     In order to establish base salary levels and to determine an annual cash bonus for the Company's Chief Executive Officer and the six other Senior Executive Officers, the Compensation Committee considered the financial performance of the Company, including net income of the Company and various financial ratios. The Committee also considered the successful completion of the Conversion, as well as the additional responsibilities related to being a public company. Further, with respect to the Savings Bank's other officers and employees, the Committee reviewed and approved the salary increases and bonuses as submitted by the Savings Bank's Senior Executive Officers.

     Based upon the above factors, the Committee increased Mr. Doherty's base salary by approximately $75,000 or 20% to $450,000 for 1997. The Committee provided for an average 10.42% salary increase for the six other Senior Executive Officers.

     Following review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for their approval. No officer participates in the review of his or her respective compensation.

           William G. Horn, Chairman
           Charles J. Bartels, Director
           John R. Morris, Director
           Harry P. Doherty, Chief Executive Officer
           James R. Coyle, President

PERFORMANCE GRAPH

     The following graph demonstrates comparison of the cumulative total returns for the Common Stock of the Company, the SNL Securities All Thrift Index and Standard and Poor's 500 Index since the close of trading of the Company's Common Stock on December 22, 1997.

        Measurement Period            Staten Island                          SNL All Thrift
      (Fiscal Year Covered)              Bancorp             S&P 500              Index
12/22/97                                    100                 100                 100
12/23/97                                 101.97               98.47               99.42
12/24/97                                 101.97                97.8               98.33
12/26/97                                 100.66                98.2               99.06
12/29/97                                 101.97                 100              100.43
12/30/97                                 105.25              101.85              101.83
12/31/97                                 109.84              101.81              102.51

     The above graph represents $100 invested in the Company's Common Stock at $19.0625 per share, the closing price per share as of December 22, 1997. The Common Stock commenced trading on the NYSE on December 22, 1997. The cumulative total returns do not include the payment of dividends by the Company.

                    RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors of the Company has appointed Arthur Andersen L.L.P., independent certified public accountants, to perform the audit of the Company's financial statements for the year ending December 31, 1998, and further directed that the selection of auditors be submitted for ratification by the stockholders at the Annual Meeting.

     The Company has been advised by Arthur Andersen L.L.P. that neither that firm nor any of its associates has any relationship with the Company or its subsidiaries other than the usual relationship that exists between independent certified public accountants and clients. Arthur Andersen L.L.P. will have one or more representatives at the Annual Meeting who will have an opportunity to make a statement, if they so desire, and who will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN L.L.P. AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                             STOCKHOLDER PROPOSALS

     Any proposal which a stockholder wishes to have included in the proxy materials of the Company relating to the next annual meeting of stockholders of the Company, which currently is scheduled to be held in April 1999, must be received at the principal executive offices of the Company, 15 Beach Street, Staten Island, New York 10304, Attention: Patricia J. Villani, Corporate Secretary, no later than December 1, 1998.

     Stockholder proposals which are not submitted for inclusion in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Section 2.14 of the Company's Bylaws, which provides that business at an annual meeting of stockholders must be (a) properly brought before the meeting by or at the direction of the Board of Directors, or (b) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not later than 120 days prior to the mailing of proxy materials with respect to the immediately preceding annual meeting of stockholders of the Company. No such proposals were received. Such stockholder's notice is required to set forth as to each matter the stockholder proposes to bring before an annual meeting certain information specified in the Bylaws.

                                 ANNUAL REPORTS

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1997 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

     UPON RECEIPT OF A WRITTEN REQUEST, THE COMPANY WILL FURNISH TO ANY STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL 1997 REQUIRED TO BE FILED UNDER THE 1934 ACT. SUCH WRITTEN REQUESTS SHOULD BE DIRECTED TO DONALD C. FLEMING, STATEN ISLAND BANCORP, INC., 15 BEACH STREET, STATEN ISLAND, NEW YORK 10304. THE FORM 10-K IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

                                 OTHER MATTERS

     Each proxy solicited hereby also confers discretionary authority on the Board of Directors of the Company to vote the proxy with respect to the election of any person as a director if the nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company's Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

                                          By Order of the Board of Directors

                                          Patricia J. Villani
                                          Patricia J. Villani
                                          Corporate Secretary

March 30, 1998

                                REVOCABLE PROXY
                          STATEN ISLAND BANCORP, INC.

[X]  PLEASE MARK VOTES
     AS IN THIS EXAMPLE

ANNUAL MEETING OF STOCKHOLDERS
        APRIL 30, 1998

  The undersigned, being a stockholder of Staten Island Bancorp, Inc. (the "Company") as of March 20, 1998, hereby authorizes Harry P. Doherty and
James R. Coyle or any successors thereto as proxies with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Excelsior Grand located at 2380 Hylan Boulevard, Staten Island, New York, on Thursday, April 30, 1998 at 10:00 a.m. Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as follows:


  Please be sure to sign and date         Date
    this Proxy in the box below.




Stockholder sign above      Co-holder (if any) sign above

                                   WITH-   FOR ALL
                            FOR    HOLD    EXCEPT
1.   ELECTION OF DIRECTOR   [ ]     [ ]      [ ]

Nominees for a three-year term:
Charles J. Battels, James R. Coyle,
John R. Morris and Kenneth W. Nelson

INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY
INDIVIDUAL NOMINEES, MARK "FOR ALL EXCEPT" AND WRITE
THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

===========================================================

                                FOR    AGAINST   ABSTAIN
2.  PROPOSAL to ratify          [ ]      [ ]       [ ]
    the appointment by the
    Board of Directors of
    Arthur Andersen LLP as
    the Company's independent
    auditors for the fiscal
    year ending December 31,
    1998

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY FOR USE AT THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON APRIL 30, 1998 AND AT ANY
ADJOURNMENT THEREOF.

    SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED AS
SPECIFIED, IF RETURNED, BUT NOT OTHERWISE SPECIFIED, THIS
PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF
DIRECTORS' NOMINEES TO THE BOARD OF DIRECTORS, FOR
RATIFICATION OF THE COMPANY'S INDEPENDENT AUDITORS, AND
OTHERWISE AT THE DISCRETION OF THE PROXIES. YOU MAY REVOKE
THIS PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE
ANNUAL MEETING.

-----------------------------------------------------------

       -- DETACH ABOVE CARD, SIGN, DATE AND
        MAIL IN POSTAGE PAID ENVELOPE PROVIDED. --

                STATEN ISLAND BANCORP, INC.

  PLEASE SIGN ABOVE EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS PROXY WHEN SIGNING IN A REPRESENTATIVE CAPACITY.
  PLEASE GIVE FULL TITLE, WHEN SHARES ARE HELD JOINTLY, ONLY ONE HOLDER NEED
SIGN.

                              PLEASE ACT PROMPTLY
                    SIGN, DATE & MAIL YOUR PROXY CARD TODAY